Exhibit 16.1

December 20, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 20, 2024 of Telomir Pharmaceuticals, Inc. and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with any other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ Cherry Bekaert LLP

Cherry Bekaert LLP

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